                                                             EXHIBIT 10(z)(xiii)

April 17, 1995


Mr. Joel Nagelmann
4905 Southern Hills Drive
Frisco, TX  75034

Dear Mr. Nagelmann:

        It is my pleasure to offer you the position of President of Sulcus Computer Corporation (the "Company"). In this capacity, you will report to the Chairman, performing a number of functions and duties as stated in the attached position description and duties list, and such additional functions and duties as may be assigned to you or changed, from time to time. Your total compensation will be composed of salary and bonus. Your salary compensation shall be $16,667 each month beginning April 26, 1995. All payments are subject to appropriate deductions and withholdings and to standard policies of Sulcus Computer Corporation. Your office will be located in Boynton Beach, Florida.

        The second component of your compensation is a bonus calculated on a calendar year and to be effective on January 1, 1995. The determination of any bonus, cap thereon and percentage of bonus, will be made and calculated each year in accordance with the following table, with each year standing on its own. The bonus will be a percentage of the consolidated annual after tax earnings of the Company for each calendar year ending on December 31. The actual percentage for calculating the bonus and the cap will depend on the Company's total annual revenue for a particular year. The bonus will be paid
one-half in cash and one-half in the Company's stock options.   The price of
the bonus options shall be either the first trading day or the last trading day of the year in which a bonus is earned by you, at your choice. The bonus options will vest one-half on the date of grant and one-half one year thereafter. The bonus, if any, will become due and payable as soon as practicable following the completion of the Company's annual audit and the filing of its annual report on Form 10-K.

                               ANNUAL BONUS TABLE

Total Annual Revenue               Bonus %                      Cap on Bonus
                                of After Tax
                                  Earnings
(less than)$100 mil.                3.0%                        $200,000
$100 to $149 mil.                   3.9%                        $260,000
$150 to $249 mil.                   4.68%                       $312,000
$250 and above mil.                 5.0%                        $343,200

Mr. Joel Nagelmann
April 17, 1995
Page 2

        You will be granted options to purchase 200,000 shares of Sulcus Computer Corporation Common Stock at the fair market value per share of $2 1/2, subject to the terms of this letter, the Sulcus Computer Corporation 1991 Incentive Stock Option Plan for Officers and Other Key Employees, and an Option Agreement.

        Should a termination of your employment occur with cause as described in Exhibit B; or you have a disability that prevents you from performing your obligations to the Company for any three (3) consecutive months; or should you terminate your employment voluntarily, any and all stock options granted to you, including those which are vested, immediately will terminate and be canceled automatically and no further compensation of any type or nature will be due and owing to you.

        The Company will provide you with a loan in the principle amount of $100,000 at the time that you provide the Company with written notice that your primary residence located at 4905 Southern Hills Drive, Frisco, Texas has been placed on the real estate market and you have entered into an agreement of sale to purchase a new home. You agree to place your primary place of residence on the market within 60 days from the Effective Date. The loan will be evidenced by a promissory note and security agreement acceptable to the Company, the terms of which among other things, will provide for the payment of the principle amount and interest upon the sale or the lease of your house, or one year from the date of the note, whichever first occurs. Annual interest rate on the principle amount shall be 5%.

        If you purchase another new home which will become your new place of residence while your existing home remains unsold or unleased, upon your written request, the Company will provide you with up to $3,000 each month for a period of up to twelve months from the closing date of that new home or until your existing house is sold or leased, whichever first shall occur. The Company agrees to pay you up to $25,000 for expenses incurred in relocating to your new office location. Payment of any amount for such moving expenses is contingent upon the Company receiving invoices and receipts or other documents showing payment for expenses reimbursable hereunder. Upon the sale of your present home the Company agrees to pay up to $36,000 of real estate agent commission upon receiving invoices and other documents showing proof of sale and calculation of commission due. Each of these amounts will be in the form of loans evidenced by promissory notes and other documents that the Company may require. The principle loan amounts will be amortized each over a three year period from the date of the loan(s). The annual interest rate on the principle amounts shall be 5%, payable quarterly. If you terminate your employment voluntarily or are terminated with cause within two years of the date of the loan(s), the aggregate amount of the original principle and interest of all such loans will be immediately due and owing to the Company. However, if you terminate your employment voluntarily or are terminated with cause after two years from the Effective Date, only that amount which has not been amortized will be due and payable immediately. If you are terminated without cause the amounts which have not been amortized will be forgiven. Any and all amounts in this paragraph must be requested by you within 18 months from the Effective Date, provided that this agreement is in effect and you remain an employee in good standing.

Mr. Joel Nagelmann
April 17, 1995
Page 3

        You will obtain, at the Company's expense, keyman insurance in the aggregate amount of $500,000, the policy naming the Company as the beneficiary.

        In the event of your death during the term of your employment by the Company, your estate shall be entitled to your usual monthly salary up to the end of the month in which the death occurred along with any benefits that have accrued under the stock purchase plan.

        This agreement shall be effective for three years from the Effective Date, and unless terminated earlier as provided herein, this agreement will renew automatically for additional terms of one year under the same terms and conditions unless written notice is received from the terminating party ninety
(90) days prior to the end of the present or any renewal term.

        If you are terminated by the Company without cause, any stock options granted to you will continue to vest in accordance with their terms for up to two years from the date of your termination. However, after termination you shall be responsible for an orderly transition of your duties and responsibilities and you shall make yourself available to the Company and your replacement for three months after the appointment of your replacement. You shall work at, or be available to the Company on an as needed basis during this period in order to ensure an orderly transition. If you do not make yourself available and the transition is not satisfactory to the Company then notwithstanding any other provision of this agreement, any and all options will
be cancelled.   The Company may terminate this arrangement immediately with cause. The phrase "with cause" as used in this letter shall have the meanings set forth on Exhibit "B", which is made a part of this letter, but shall not be limited to just those meanings.

        Group health, major medical, dental insurance, and cafeteria plan will be made available to you at your option and is partially employee-paid. Vacations, sick days, and holidays will be in accordance with Company policy.

        You recognize, acknowledge and agree that it is essential for the proper protection of the business of the Company that for a period of one (1) year following termination of your employment, for any reason, that you be restrained from and you shall not, directly or indirectly solicit or induce any employee of the Company to leave the employ of the Company, or hire or attempt to hire any employee of the Company. You further agree that while employed with the Company, you shall not, directly or indirectly, solicit the trade of, or trade with, any existing or prospective customer or software supplier of the Company for any business purpose other than for the benefit of the Company.
You also agree that for one (1) year following termination of your employment with the Company, you shall not, directly or indirectly, solicit the trade of, or trade with, any existing or prospective customer or software supplier of the Company, except with the written consent of the Company. The term "software supplier" as used in this paragraph means any entity or person whose software is remarketed by the Company, or is used in or with the Company's products.

Mr. Joel Nagelmann
April 17, 1995
Page 4

        You shall disclose promptly to the Company or its nominee any and all ideas, works, inventions, improvements, and discoveries authored, conceived or made by you as a result of your employment and related to the business or activities of the Company, and hereby assign and agree to assign all your interests therein to the Company or its nominee. Such obligations shall continue beyond the termination of employment with respect to ideas, works, inventions, improvements, and discoveries authored, conceived or made by you during the time of your employment, and shall be binding upon your assigns, executors, administrators, and other legal representatives.

        You agree to devote your best efforts and full time to the performance of your duties for the Company and to give proper time and attention to furthering the Company's business. You agree that should your employment terminate, that you shall not, directly or indirectly, for yourself, or on behalf of, or as an employee of any other person, firm, association, or corporation, engage in or be employed by or in any business similar to or competitive with the Company, except with the written consent of the Company for a period of one (1) year. In addition to any other rights or remedies available to the Company for breach of the Agreement contained in this paragraph, the Company shall be entitled to enforcement by court injunction. You acknowledge and agree that the restrictive covenants set forth in and as part of this arrangement are enforceable in all respects.

        The provisions of any instruments or documents pertaining to the loan amounts set forth above as well as other obligations will survive the termination of your employment.

        Please sign the enclosed Covenant and return it to us. Signing and returning the Covenant is a condition of your employment with the Company. If you have already signed a Covenant, please attach a copy hereto.

        Please sign and initial both copies of this letter where indicated and return them to us for signature. Upon acceptance, we will provide you with a signed copy of this letter for your records.

        We look forward to a mutually rewarding relationship and your contribution to the growth and continued success of the Company.

Sincerely,

Sulcus Computer Corporation

Jeffrey S. Ratner
Chairman and
Chief Executive Officer


Acknowledged and Agreed:                 Sulcus Computer Corporation

______________________________           By ____________________________________
Joel Nagelmann                              Chairman and Chief Executive Officer